SECURITIES AND EXCHANGE COMMISSION
			                      WASHINGTON, D. C. 20549
		                  ---------------------------------

                          				 FORM 8-K

                   			      CURRENT REPORT

             		  Pursuant to Section 13 or 15 (d) of the
		                  Securities Exchange Act of 1934


                   			     Date of Report
	           (Date of earliest event reported) - July 6, 1994


                        				 HUBCO, INC.
	       (Exact name of registrant as specified in its Charter)


                            New Jersey
          (State or Other Jurisdiction of Incorporation)

          1-10699                       22-2405746
(Commission File Number)           (IRS Employer Identification No.)

      3100 Bergenline Avenue, Union City, New Jersey 07087
            (Address of Principal Executive Offices)

                            (201) 348-2300
                    (Registrant's Telephone Number)

Item 5 - Other Events


Hubco, Inc. ("HUBCO") announced in a press release on July 6, 1994 that it will not pursue revised applications to acquire Statewide Savings Bank, SLA ("Statewide") in a merger conversion transaction. The merger agreement between HUBCO and Statewide expired on June 30, 1994 and will not be extended or amended.

HUBCO has capitalized approximately $650,000 in expenses related to the Statewide application during the eighteen month application process.
These expenses will be charged to earnings in the second quarter of 1994. HUBCO estimates that its second quarter income will be approximately equal to the first quarter's income after absorbing these non-recurring expenses. HUBCO's first quarter earnings per share were up 26% from the prior year and totalled $.58 per share. The strong earnings are attributable to recent acquisitions, including four branches of Polifly Federal Savings and Loan Association acquired from the Resolution Trust Corporation during the first quarter, loan growth in the Commercial area, and the recent increases in interest rates.

Item 7 - EXHIBITS
(1) Press release, dated July 6, 1994


                    			    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         				HUBCO, INC.

Dated July 11, 1994                        By:  /s/Kenneth T. Neilson
                                      				     Kenneth T. Neilson, President
                                      				      & Chief Executive Officer



Exhibit  (1)

                			    PRESS RELEASE FROM:

HUDSON UNITED BANK, 3100 BERGENLINE AVENUE, UNION CITY, NJ 07087

CONTACT:  D. LYNN VAN BORKULO-NUZZO 201/348-2336

- - ----------------------------------------------------------------

                 			    PRESS RELEASE

Union City, New Jersey, July 6, 1994 - HUBCO, Inc. (NASDAQ: HUBC), the twelfth largest commercial banking company in New Jersey, today announced that it will not pursue revised applications to acquire Statewide Savings Bank, SLA in a merger conversion transaction. The merger agreement with Statewide expired on June 30, 1994 and will not be extended or amended.

HUBCO has capitalized approximately $650,000 in expenses related to the Statewide application during the eighteen month application process. These expenses will be charged to earnings in the second quarter of 1994. HUBCO estimates that its second quarter income will be approximately equal to the first quarter's income after absorbing these non-recurring expenses. HUBCO's first quarter earnings per share were up 26% from the prior year and totalled $.58 per share.

The strong earnings are attributable to recent acquisitions, including four branches of Polifly Savings acquired from the R.T.C. during the second quarter, loan growth in the commercial area, and the recent increases in interest rates.

HUBCO's acquisition of Washington Bancorp  closed July 1, 1994.